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Exhibit 5.1

Boise Inc.
Legal Department
1111 West Jefferson Street Ste 200
PO Box 990050 Boise, ID 83799-0050
T 208 384 7732 F 208 384 7945
KarenGowland@BoiseInc.com

Karen Gowland
Vice President, General Counsel,
and Corporate Secretary

November 21, 2008

Boise Inc.
1111 West Jefferson Street
Ste. 200
Boise, ID 83799-0050

Subject: Boise Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Vice President, General Counsel and Corporate Secretary of Boise Inc., a Delaware corporation (the "Company"). In that capacity, I have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, of a registration statement on Form S-3 (the "Registration Statement") registering the Covered Shares (as hereinafter defined). The "Covered Shares" consist of:

  (i)
  2,356,806 shares of common stock ("Common Stock") of the Company to be registered by the Company for possible resale by certain institutional stockholders (the "CVR Holders") party to the Contingent Value Rights Agreement, dated February 1, 2008, by and between the Company, Terrapin Partners Venture Partnership, Boise Cascade, L.L.C. and the CVR Holders; and

  (ii)
  36,678,971 shares of Common Stock to the Company to be registered for possible resale by Boise Cascade Holdings, L.L.C.

I have reviewed originals or copies of certified or otherwise satisfactorily identified documents, corporate and other records, certificates and papers, including the Registration Statement and pertinent resolutions of the board of directors of the Company, as I deemed it necessary to examine for purposes of this opinion.

Based upon the foregoing, it is my opinion that the Covered Shares are legally issued, fully paid, and non-assessable shares of Common Stock.

My opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and I do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

/s/ KAREN E. GOWLAND
Karen E. Gowland

KEG/kg

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  Exhibit 5.1